UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
November 15, 2005
Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989
Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)
(276) 326-9000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b)	On November 15, 2005, First Community Bancshares, Inc. (the “Company”) announced by press release that Robert L. Schumacher transitioned from his position as Chief Financial Officer to Senior Vice President and General Counsel, effective November 15, 2005.
(c)	Concurrent with Mr. Schumacher’s transition to Senior Vice President and General Counsel, the Company announced that Mark A. Wendel, age 47 would be assuming the duties of Chief Financial Officer of the Company, effective November 15, 2005. Mr. Wendel has served as Senior Vice President-Finance of the Company since October 24, 2005. Prior to joining the Company, Mr. Wendel was Corporate Controller at BankAtlantic Bancorp, a $6 billion bank holding company based in Ft. Lauderdale, Florida, from 2002 to 2005. Prior to that, he was the Chief Accounting Officer and Corporate Controller for the Memphis, Tennessee-based National Commerce Financial Corporation, from 2000 to 2002.
There are no arrangements or understandings between Mr. Wendel and any other persons pursuant to which Mr. Wendel was selected as Senior Vice President and Chief Financial Officer. Mr. Wendel is not related to any director or executive officer of the Company, persons nominated or chosen by the Company to become directors or executive officers of the Company or to any immediate family member of such persons. Mr. Wendel does not have a direct or indirect material interest in any currently proposed transaction to which the Company is to be a party in which the amount involved exceeds $60,000, nor has Mr. Wendel had a direct or indirect material interest in any such transaction since the beginning of the Company’s last fiscal year. Mr. Wendel does not have an employment agreement with the Company. The Company has entered into a change of control agreement with Mr. Wendel.
A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(c) The following exhibit is included with this report:

Exhibit No.	Exhibit Description

99.1	Press release dated November 15, 2005

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date:	November 15, 2005	By:	/s/ John M. Mendez

John M. Mendez
President and Chief Executive Officer

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